Exhibit 99.1

FOR IMMEDIATE
RELEASE

TIMCO AVIATION SERVICES, INC. ANNOUNCES ACQUISITION OF
TOOLING TO SERVICE CFM56 ENGINES

GREENSBORO, N.C. (August 8, 2005) - TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it has acquired tooling and other equipment to be used for the repair and overhaul of CFM56 engines. The acquisition was financed through an operating lease agreement with Maxus Leasing Group.

The CFM56 engine powers more than 5,800 aircraft worldwide (2,380 of which are used by airlines flying in North America), constituting about 31.7% of the current commercial airline fleet, including the Boeing 737, the Airbus A319, A320, A321, and A340, and the DC8.

TIMCO President and Chief Operating Officer Gil West stated, “The CFM56 engine is one of the most popular engines in the world. With the average age of CFM56 engines being used in North America exceeding 15 years, we believe that demand for their repair will grow rapidly in the future, and we intend to be a significant provider of CFM56 overhaul and repair services. Acquiring the tooling and equipment needed to overhaul and repair CFM56 engines is the first step in our plans to establish a repair operation for CFM56 engines. We are actively considering several sites for our CFM56 repair shop, and we plan to make a final site selection shortly with the expectation of opening that facility no later than the end of 2005.”

West continued: “TIMCO currently provides maintenance, repair and overhaul services for JT8D engines and on-wing support for both JT8D and CFM56 engines. Adding CFM56 repair capability to our existing product offerings is a logical next step in the expansion of our engine repair and overhaul operations.”

Page 2/TIMCO Announces Acquisition of Tooling to Service CFM56 Engines

TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers.  The Company currently operates four MR&O businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM56 series engines. Visit TIMCO online at www.timco.aero.

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This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

FOR FURTHER INFORMATION:

Roy T. Rimmer, Jr, Chairman and Chief Executive Officer
Gil West, President and Chief Operating Officer
Jack Arehart, Senior Vice President, Business Development
336-688-4410